CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                              12 Months Ended
                                           --------------------------------------------------------------------------------------
                                               June        December       December       December       December       December
                                               2000           1999          1998           1997           1996           1995
                                           -----------   -----------    -----------    -----------     -----------    -----------
                                                                             (In Millions of Dollars)
Income from Continuing Operations
   (Before Extraordinary Loss)              $ 287.3       $ 326.4        $ 305.9        $ 254.1         $ 272.3        $ 297.4
Taxes on Income, Including Tax Effect for
      BGE Preference Stock Dividends          171.8         182.5          169.3          145.1           148.3          152.0
                                           -----------   -----------    -----------    -----------     -----------    -----------
Adjusted Income                             $ 459.1       $ 508.9        $ 475.2        $ 399.2         $ 420.6        $ 449.4
                                           -----------   -----------    -----------    -----------     -----------    -----------

Fixed Charges:
Interest and Amortization of
     Debt Discount and Expense and
     Premium on all Indebtedness            $ 252.3       $ 245.7        $ 255.3        $ 234.2         $ 203.9        $ 206.7
Earnings required for BGE Preference
     Stock Dividends                           20.8          21.0           33.8           45.1            59.4           61.0
Capitalized Interest                            5.7           2.7            3.6            8.4            15.7           15.0
Interest Factor in Rentals                      2.2           1.8            1.9            1.9             1.5            2.1
                                           -----------   -----------    -----------    -----------     -----------    -----------
Total Fixed Charges                         $ 281.0       $ 271.2        $ 294.6        $ 289.6         $ 280.5        $ 284.8
                                           -----------   -----------    -----------    -----------     -----------    -----------

Earnings (1)                                $ 734.4       $ 777.4        $ 766.2        $ 680.4         $ 685.4        $ 719.2
                                           ===========   ===========    ===========    ===========     ===========    ===========

Ratio of Earnings to Fixed Charges             2.61          2.87           2.60           2.35            2.44           2.52

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(1)   Earnings  are  deemed to  consist  of income  from  continuing  operations
      (before  extraordinary  loss)  that  includes  earnings  of  Constellation
      Energy's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes, investment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.
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